Exhibit 10.3

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (“Amendment”) is made and entered into as of April 26, 2018, by and between WATER GARDEN REALTY HOLDING LLC, a Delaware limited liability company (“Landlord”), and CORNERSTONE ONDEMAND, INC., a Delaware corporation (“Tenant”).

1. Recitals.

1.1    Lease. Landlord and Tenant are parties to that certain Office Lease dated as of November 29, 2011 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 24, 2012, that certain Second Amendment to Lease dated as of February 28, 2013, that certain Third Amendment to Lease dated as of April 22, 2014 and that certain Fourth Amendment to Lease (the “Fourth Amendment”) dated as of December 16, 2014 (collectively, the “Lease”), pertaining to certain Premises currently consisting of One Hundred Eight Thousand Three Hundred Sixty-Seven (108,367) rentable square feet of space commonly known as Suites 300S, 400S, 450S, 500S and 600S, in the South tower, and Suite 3060N, in the North tower, of the building located at 1601 Cloverfield Boulevard, Santa Monica, California, as more particularly described in the Lease (the “Existing Premises”). All terms defined in the Lease shall have the same meanings when used in this Amendment, unless a different meaning is clearly expressed herein.

1.2    Amendment – Partial Extension. The Lease Term is currently scheduled to expire on January 31, 2019. Landlord and Tenant desire to amend the Lease to reflect the extension of the Lease Term with respect to a portion of the Premises only, and otherwise amend the Lease, upon the terms and conditions set forth hereinbelow.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

2.     Extension – Extended Premises.

2.1    Extension.

(a)     The Lease Term with respect to Suite 600S, Suite 500S, Suite 400S, Suite 450S and Suite 350S (as hereinafter defined) only (collectively, the “Extended Premises”) is hereby extended for a period of sixty (60) months (the “Extension Term”), commencing on February 1, 2019 (the “Extension Term Commencement Date”) and expiring on January 31, 2024, unless sooner terminated pursuant to the Lease. The Lease Term with respect to the remainder of the Premises (i.e., the Suite 300S Surrender Space (as hereinafter defined) and Suite 3060N (collectively, the “Non-Extended Premises”)) shall expire as scheduled on January 31, 2019. No later than 11:59 p.m. on January 31, 2019, Tenant shall vacate the Non-Extended Premises, remove all of its furniture, trade fixtures and equipment therefrom, and surrender and deliver exclusive possession of the Non-Extended Premises to Landlord in accordance with the provisions of the Lease, including, but not limited to, Sections 8.5, 15.2 and 29.28 of the Original Lease (and, with respect to Suite 3060N, in accordance with Article 2 of that certain “Agreement Re Restoration – Suite 3060N”, dated as of August 24, 2017 (the “Restoration Agreement”) by and among Landlord, Tenant and Goldline, LLC); provided, however, except as set forth in the Restoration Agreement, Tenant shall not be required to restore any currently-existing Tenant Improvements or Alterations from the Non-Extended Premises. Tenant’s failure to vacate and surrender the Non-Extended Premises as and when required herein shall constitute a holdover of the Non-Extended Premises under Article 16 of the Original Lease, and the Base Rent for the Non-Extended Premises shall be payable at the amount set forth in Article 16 of the Original Lease and Landlord shall have all of its rights and remedies thereunder with respect to such space. Effective as of the Extension Term Commencement Date, all references herein and in the Lease to the “Premises” shall mean the Extended Premises as defined herein (except to the extent necessary to reasonably interpret Article 16 of the Original Lease in the event of a holdover of any of the Non-Extended Premises). Except as expressly set forth herein, all of the terms and conditions of the Lease shall apply during the Extension Term. Tenant currently occupies the Premises, and subject to Landlord’s obligations under Exhibit “B” attached hereto (the “Tenant Work Letter”) and without limiting Landlord’s ongoing repair and maintenance obligations under the Lease, Tenant shall accept the Extended Premises in its “as-is” condition on the Extension Commencement Date. Tenant shall not be required to restore any Tenant Improvements or Alterations which exist in the Extended Premises as of the date of this Amendment.

(b)    As used in this Amendment, (i) “Suite 350S” means the approximately 10,883 rentable square feet on the third (3rd) floor of the South tower of the Building as shown on Exhibit “A” attached hereto; and (ii) the “Suite 300S Surrender Space” means the approximately 8,916 rentable square feet on the third (3rd) floor of the South tower of the Building as shown on Exhibit “A” attached hereto. As of the date hereof, Suite 350S and the Suite 300S Surrender Space together comprise the total Suite 300S leased by Tenant. Tenant acknowledges that, because Tenant does not desire to extend the Lease Term with respect to the entire portion of the Premises on the third (3rd) floor, Suite 350S will need to be separately demised from Suite 3060N and the Suite 300S Surrender Space, as more particularly described in the Tenant Work Letter.

2.2     Remeasurement. Tenant acknowledges and agrees that the Extended Premises have been remeasured pursuant to BOMA (Building Owners and Managers Association International) document “Office Buildings, Standard Methods of Measurement, ANSI/BOMA Z65.1 – 2010, Method B” (“BOMA 2010”), and the rentable area of the Extended Premises has changed as a result of such remeasurement. Accordingly, notwithstanding anything in the Lease to the contrary, Landlord and Tenant agree that from and after the Extension Term Commencement Date, the Building shall consist of 335,586 rentable square feet and the Extended Premises shall consist of approximately 93,952 rentable square feet, comprised of (i) 25,245 rentable square feet known as Suite 600S; (ii) 28,792 rentable square feet known as Suite 500S; (iii) 16,012 rentable square feet known as Suite 400S; (iv) 13,020 rentable square feet known as Suite 450S; and (v) 10,883 rentable square feet known as Suite 350.

2.3    Renewal Term. Tenant shall continue to have one (1) Renewal Option upon the terms and conditions of Section 2.2 of the Original Lease, provided that the first two (2) sentences of Section 2.2.1 are hereby amended and restated in their entirety as follows:

“2.2.1 Provided Tenant is not in Default under the Lease as amended as of the date of exercise or the commencement of the renewal term (“Renewal Term Commencement Date”), Tenant shall have the option to renew the Lease (“Renewal Option”) for one (1) period of five (5) years (“Renewal Term”), exercisable by giving written notice thereof (“Renewal Notice”) to Landlord of its exercise of the Renewal Option at least twelve (12) months prior to the expiration of the Extension Term. The Renewal Option shall be exercised by Tenant, if at all, for a minimum of one (1) full floor and a maximum of all of the then entire Premises leased by Tenant as of the date of Tenant’s delivery of the Renewal Notice” (herein, the “Renewal Premises”); provided that (i) if the Premises consists of one or more full floors plus one or more partial floors, Tenant must renew for at least one (1) full floor in order to renew for any partial floors and (ii) any portion of the Premises for which the Renewal Option is not exercised must be in a leasable configuration and suitable for normal renting purposes in conformity with all applicable building and safety codes.”

3.     Extension Term Rent.

3.1    Base Rent. Prior to the Extension Term Commencement Date, Tenant shall continue to pay Base Rent in accordance with the Lease. Subject to Section 3.3 below, commencing on the Extension Term Commencement Date and continuing during the Extension Term, Tenant shall pay Base Rent for the Extended Premises in accordance with the following schedule, payable in equal monthly installments, due and payable in advance on the first day of each month:

Period Following Extension Commencement Date	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot (rounded)
February 1, 2019 – January 31, 2020	$6,595,430.40	$549,619.20	$5.850
February 1, 2020 – January 31, 2021	$6,826,552.32	$568,879.36	$6.055
February 1, 2021 – January 31, 2022	$7,065,566.16	$588,797.18	$6.267
February 1, 2022 – January 31, 2023	$7,312,472.04	$609,372.67	$6.486
February 1, 2023 – January 31, 2024	$7,568,397.36	$630,699.78	$6.713

3.2    Additional Rent. During the Extension Term, Tenant shall continue to pay all Additional Rent for the Premises as set forth in the Lease, including without limitation, Article 4 of the Original Lease; provided, however, that from and after the Extension Term Commencement Date, (i) Tenant’s Share shall be 27.996%, and (ii) the Base Year shall be the calendar year 2019.

3.3    Rent Abatement. Tenant shall not be obligated to pay Base Rent for the Extended Premises for the period February 1, 2019 through June 30, 2019 (i.e., five (5) months of Base Rent abatement in the total amount of $2,748,096). Notwithstanding the foregoing, if a Default has occurred and is continuing at a time when Tenant would otherwise be entitled to Base Rent abatement under this Section 3.3, Tenant shall not be entitled to such abatement, and Landlord shall not be obligated to provide such abatement; it being agreed, however, that if the Lease is not terminated due to the Default and Tenant cures the Default, Landlord shall apply any Base Rent abatement held in abeyance during the continuance of any such Default to the next monthly Base Rent installment(s) due hereunder after the cure of such Default. Section 3.2 of the Original Lease is hereby deleted in its entirety.

4.    Right of First Offer – Third Floor Space.

(a)    Subject to the terms and conditions of Section 1.6 of the Original Lease as amended by this Article 4, and provided Tenant is not then in Default, Tenant shall have a continuous right of first offer throughout the Extension Term to lease the Third Floor Space (as hereinafter defined), should such space become available for lease to others after Landlord’s initial lease thereof to a third party (“Initial Lease”). For purposes of clarification, the parties acknowledge and agree that notwithstanding anything to the contrary in the Lease, Landlord shall be entitled to lease the Third Floor Space (either in its entirety to one party pursuant to one Initial Lease, or in portions pursuant to multiple Initial Leases) one (1) time before the Third Floor Space (or applicable portion thereof in the case of an Initial Lease of a portion of the Third Floor Space) will be subject to Tenant’s right of first offer. Therefore, the Third Floor Space (or applicable portion thereof in the case of an Initial Lease of a portion of the Third Floor Space) will not be “available” for lease by Tenant until the expiration or termination of the Initial Lease(s) with respect thereto, as the same may have been extended or renewed.

(b)    The “Third Floor Space” means the third (3rd) floor of the South tower of the Building, excluding Suite 350S. The term “Available Space” as used in Section 1.6 of the Original Lease shall hereinafter mean the Third Floor Space. The right of first offer shall not apply if the remaining Lease Term, as it may have been renewed or extended, would be less than eighteen (18) months (unless Tenant exercises its right of first offer simultaneously with the Renewal Option); provided that if Landlord intends to lease the subject Available Space to a third party for a term of less than eighteen (18) months, Tenant shall be entitled to lease the Third Floor Space in accordance with the provisions hereof for such shorter term, or the remainder of the Lease Term (as it may be renewed) whichever is longer.

(c)    The first paragraph of Section 1.6.1 of the Original Lease is hereby deleted in its entirety, so that Section 1.6.1 of the Original Lease consists of clauses (a) through (d) only.

5.    Parking During Extension Term. Effective on the Extension Term Commencement Date, Tenant’s Maximum Passes (as defined in Section 28.1 of the Original Lease) shall equal three hundred twenty-nine (329) parking passes (equivalent to three and one-half (3.5) parking passes per 1,000 rentable square feet of the Extended Premises). The parking passes rented by Tenant hereunder shall be rented at the rate posted for such parking passes from time to time in the Project, plus City of Santa Monica Parking Taxes. Article 28 of the Original Lease shall apply with respect to all parking passes rented by Tenant hereunder. Tenant shall continue to have the right to use six (6) of Tenant’s Maximum Passes for reserved parking spaces on the P1 level, and the remaining three hundred twenty-three (323) Tenant’s Maximum Passes shall pertain to unreserved parking in the Project parking facility on a first-come, first-served basis.

6.    Letters of Credit.

(a)    As of the date of this Amendment, Landlord holds LC# SVBSF007088 in the amount of $285,804.32, and LC# SVBSF010278 in the amount of $289,500.00 (collectively, the “Existing Letters of Credit”) pursuant to Article 21 of the Original Lease. Concurrently with Tenant’s execution of this Amendment, Tenant shall deliver to Landlord a new unconditional, irrevocable letter of credit (“LC”), as a replacement for the Existing Letters of Credit, with an expiration date no earlier than the one-year anniversary date of the LC and that is automatically renewable for additional one year periods through May 10, 2024 (i.e., one hundred (100) days after the expiration of the Extension Term) (the “LC Expiration Date”), and that gives Landlord the right to draw upon the full amount of the LC as a result of non-renewal of the LC. The LC shall be in the form attached hereto as Exhibit “C” and shall be in the amount of One Million Seven Hundred Ninety-Four Thousand One Hundred Eighty-Eight Dollars ($1,794,188) (the “LC Stated Amount”). The LC shall be issued by a money center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local City of Los Angeles office which will negotiate a letter of credit (or will accept draws via overnight courier or facsimile, and in the case of facsimile draws without the requirement that the original LC be presented prior to honoring the draw request), and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Issuing Bank”). Notwithstanding the foregoing, Landlord approves Silicon Valley Bank as the issuer of the LC. Tenant shall pay all expenses, points and/or fees incurred in obtaining, amending and renewing the LC. The failure to maintain the LC in full force and effect during the Extension Term, subject only to the reduction in the LC Stated Amount as hereinafter provided in this Section 6(a) shall, subject to the terms of Section 21.2 of the Original Lease, be a default by Tenant under the Lease as amended and Landlord shall be entitled to draw down the full amount of the LC then available and apply, use and retain the proceeds thereof in accordance with Article 21 of the Original Lease. Subject to the provisions of Subparagraphs (1) and (2) of Section 21.1 of the Original Lease, the LC Stated Amount shall be reduced by Three Hundred Fifty-Eight Thousand Eight Hundred Thirty-Eight Dollars ($358,838) on the following dates (“Reduction Dates”), resulting in the following amounts:

Reduction Date	New LC Stated Amount
January 31, 2020	$1,435,350
January 31, 2021	$1,076,512
January 31, 2022	$717,674
January 31, 2023	$358,836

(b)    With respect to Subparagraph (1) of Section 21.1 of the Original Lease, all references therein to “this Lease” shall mean the Lease as defined in this Amendment, as amended by this Amendment. With respect to Subparagraph (2) of Section 21.2 of the Original Lease, the reference therein to the “Lease Term” shall mean the Lease Term as extended by the Extension Term.

(c)    Subject to the foregoing modifications, Article 21 of the Original Lease remains in full force and effect and shall continue to govern with respect to the LC.

7.    Tenant Credit. Provided Tenant is not in Default under the Lease as amended hereby, effective as of the Extension Term Commencement Date, Tenant shall be entitled to a credit of Two Hundred Thousand Dollars ($200,000) (the “Tenant Credit”), upon the terms and conditions of this Article 7. The Tenant Credit may be used by Tenant, at Tenant’s election upon written notice to Landlord, (i) as an additional Tenant Improvement Allowance which may be applied towards the cost of Tenant Improvements or Tenant’s furniture, fixtures, equipment and other personal property as more particularly set forth in the Tenant Work Letter; and/or (ii) towards Base Rent for the first month of the Extension Term for which Base Rent is payable, until the Tenant Credit is exhausted. In no event shall Landlord be provided to credit Tenant with more than the total amount of the Tenant Credit, nor shall Tenant be entitled to utilize or receive any Tenant Credit after the date that is twelve (12) months after the Extension Term Commencement Date.

8.    Monument Signage. Article 23 of the Original Lease shall remain in effect during the Extension Term; provided that Landlord hereby agrees that as long as Tenant leases and occupies for the conduct of business at least three (3) full floors of the Building, Tenant’s signage on the Monument Sign shall be exclusive (rather than non-exclusive, as currently stated in Section 23.3 of the Original Lease). If Tenant does not occupy for the conduct of business at least three (3) full floors of the Building, then Tenant’s signage on the Monument Sign shall once again be nonexclusive pursuant to the terms of Section 23.3 of the Original Lease without regard to this Article 8.

9.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only CBRE, Inc., representing Landlord, and CRESA Los Angeles, representing Tenant (collectively, the “Brokers”), whose commissions shall be the responsibility of Landlord pursuant to separate written agreements, and they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

10.    California Civil Code Section 1938. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, the Building and the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable constructionrelated accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (i) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (ii) Tenant, at its cost, shall be responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards then required by law disclosed by such an inspection ordered by Tenant, in accordance with the terms of Article 8 of the Original Lease. If any such CASp inspection indicates that repairs or modifications are required to cause the areas of the Building outside the Premises to comply with applicable construction-related accessibility standards, and are related to Tenant’s use of the Premises for normal, general office use, with normal occupancy densities (as reasonably determined by Landlord), and Landlord’s failure to make such repairs or modifications would affect Tenant’s use of or occupancy of the

Premises, then Landlord (or Tenant, if so elected by Landlord) shall make such repairs or modifications to the Building at Landlord’s sole cost. If any such repairs or modifications to the Building are disclosed by an inspection ordered by Tenant and are then required by law to be made as a result of Tenant’s use of the Premises for other than normal, general office use, or by Tenant’s higher than normal occupancy density, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

11.    Statement of Intent.

(a)    Rent From Real Property. Landlord has advised Tenant that all rental payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of the Lease as amended by this Amendment, shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Revenue Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord, in its sole discretion, determines that there is any risk that all or part of any rental shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Revenue Code and the Regulations promulgated thereunder, Tenant agrees (i) to cooperate with Landlord by entering into such reasonable amendment or amendments as Landlord deems reasonably necessary solely to qualify all rental as “rents from real property,” and (ii) to permit an assignment of the Lease to a new owner of the Project; provided, however, that (I) any adjustments required pursuant to this paragraph shall be made so as to produce at all times the equivalent rental (in economic terms) payable prior to such adjustment; (II) no such amendment shall result in Tenant having to pay at any time more money on account of its occupancy of the Premises under the terms of the Lease, as so amended, and (III) no such amendment shall result in Tenant having materially greater obligations, liability or risk or receiving less services than previously obligated for or entitled to receive under the Lease, or services of a lesser quality or shall interfere with Tenant’s use or occupancy of the Premises or exercise of its rights hereunder or shall result in adverse tax or accounting consequence to Tenant.

(b)    Unrelated Business Transaction Income. Landlord shall have the right at any time and from time to time to unilaterally amend the provisions of the Lease as amended by this Amendment, if Landlord is advised by its counsel that all or any portion of the monies paid by Tenant to Landlord thereunder are, or may be deemed to be, unrelated business income within the meaning of the Revenue Code or Regulations, and Tenant agrees that it will execute all reasonable documents or instruments necessary to effect such amendment or amendments, provided that no such amendment shall result in Tenant having to pay at any time more money on account of its occupancy of the Premises under the terms of the Lease, as so amended, and provided further that no such amendment shall result in Tenant having materially greater obligations, liability or risk or receiving less services than previously obligated for or entitled to receive under the Lease as amended by this Amendment, or services of a lesser quality or shall interfere with Tenant’s use or occupancy of the Premises or exercise of its rights hereunder or shall result in adverse tax or accounting consequence to Tenant.

(c)    Services. Any minor, ancillary services which Landlord is required to furnish pursuant to the Lease may, at Landlord’s option, be furnished from time to time, in whole or in part, by employees of Landlord or Landlord’s managing agent (“Managing Agent”) or its employees or by one or more third persons hired by Landlord or Managing Agent. Tenant agrees that upon Landlord’s written request it will enter into direct agreements with Managing Agent or other parties designated by Landlord for the furnishing of any such services required to be furnished by Landlord under the Lease, in form and content approved by Landlord and Tenant, provided however that no such contract shall result in Tenant having to pay at any time more money on account of its occupancy of the Premises under the terms of the Lease as amended by this Amendment, and provided further that no such contract shall result in Tenant having materially greater obligations, liability or risk or receiving less services than it is presently obligated for or entitled to receive under the Lease as amended by this Amendment or, services of a lesser quality or shall interfere with Tenant’s use or occupancy of the Premises or exercise of its rights hereunder or shall result in adverse tax or accounting consequence to Tenant.

(d)    Replacement. This Article 11 replaces Section 29.25 of the Original Lease (captioned “ERISA Matters”) in its entirety, and Section 29.25 of the Original Lease is hereby deleted in its entirety. Exhibit “F” of the Original Lease is also hereby deleted in its entirety.

12.    Notice Addresses. Any notices required or permitted to be given under the Lease as amended by this Amendment by Tenant or Landlord shall be given pursuant to the terms of Section 29.13 of the Original Lease. However, such notices shall be sent to the following addresses, or to such other firm or to such other place as either party may hereafter from time to time designate in a Notice to the other party:

To Landlord:

J.P. Morgan Asset Management

2029 Century Park East, Suite 4150
Los Angeles, California 90067
Attention: Lauren B. Graham

and

CBRE, Inc.
1620 26th Street, Suite 1015
Santa Monica, California 90404
Attention: Property Manager

With a copy to:

Cozen O’Connor
1299 Ocean Avenue, Suite 900
Santa Monica, California 90401
Attention: Diane Hvolka

To Tenant:

1601 Cloverfield Boulevard, Suite 600S
Santa Monica, California 90404
Attention: General Counsel

13.    Miscellaneous.

13.1    Energy Disclosure Requirements. Tenant acknowledges that from time to time Landlord may be required by law (“Energy Disclosure Requirements”) to disclose information concerning Tenant’s energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Project (“Tenant Energy Use Disclosure”). Tenant shall reasonably cooperate with Landlord with respect to any Tenant Energy Use Disclosure. Without limiting the generality of the foregoing, Tenant shall, within ten (10) business days following written request from Landlord, disclose to Landlord all information reasonably requested by Landlord in connection with such Tenant Energy Use Disclosure, including, but not limited to, the amount of power and/or other utilities consumed within the Premises for which the meters for such utilities are in Tenant’s name, the number of employees working within the Premises and the operating hours for Tenant’s business in the Premises. Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord to the applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction with respect to the Energy Disclosure Requirements), and any third parties to whom Landlord is required to make any Tenant Energy Use Disclosure.

13.2    Lease Ratified. Except as specifically amended or modified herein, each and every term, covenant, and condition of the Lease as amended is hereby ratified and shall remain in full force and effect.

13.3    Successors. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and permitted assigns.

13.4    Governing Law. This Amendment shall be interpreted and construed in accordance with the law of the State of California.

13.5    Counterparts. This Amendment may be executed in one or more counterparts, and each set of duly delivered identical counterparts which includes all signatories shall be deemed to be one original document.

13.6    Original Lease Reference. The references to “Tenant Improvements” and “Tenant Improvement Allowance” in Article 13 of the Original Lease shall also include the Tenant Improvements and Tenant Improvement Allowance defined in this Amendment.

13.7    No Loan. Landlord represents that there is currently no deed of trust encumbering the Project or any portion thereof.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

“Landlord”:

WATER GARDEN REALTY HOLDING LLC,
a Delaware limited liability company

By:     Commingled Pension Trust Fund (Strategic Property)
of JPMorgan Chase Bank, N.A., a Member

By:    JPMorgan Chase Bank, N.A., as Trustee

By:    /s/ Lauren B. Graham
Lauren B. Graham
Executive Director, Real Estate

Date Signed:    May 21, 2018

“Tenant”:

CORNERSTONE ONDEMAND, INC.,
a Delaware corporation

By:    /s/ Adam Miller
Adam Miller, Chief Executive Officer
Date Signed: May 16, 2018

By:    /s/ Brian Swartz
Brian Swartz, Chief Financial Officer
Date Signed: April 26, 2018

EXHIBIT “A”

SUITE 350S EXTENDED PREMISES, SUITE 3060N NON-EXTENDED PREMISES and
SUITE 300S SURRENDER SPACE

A - 1

EXHIBIT “B” TENANT WORK LETTER

This Tenant Work Letter is attached to and made part of that certain Fifth Amendment to Lease (“Amendment”), which amends that certain Office Lease as described in Section 1.1 of the Amendment (the “Lease”). This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All capitalized terms used but not defined herein shall have the meanings given such terms in the Amendment, unless expressly indicated otherwise. References in this Tenant Work Letter to Articles or Sections of “this Amendment” shall mean the relevant portion of Articles 1 through 13 of the Amendment to which this Work Letter is attached as Exhibit “B” and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Work Letter” shall mean the relevant portion of Sections 1 through 5 of this Work Letter.

1.BASE, SHELL AND CORE; HVAC UPGRADE WORK; DEMISING

(a)    Tenant currently occupies the Premises. The base, shell and core of the Building (the “Base, Shell and Core”) have been constructed. Subject to Landlord’s obligation to provide the Tenant Improvement Allowance (as hereinafter defined) as set forth in this Work Letter, Tenant hereby accepts the Base, Shell and Core, the Premises and all improvements therein “AS IS”, without any modification or alteration by Landlord, in their existing condition upon the date hereof, provided that Landlord shall be responsible for such modification or alteration which is required in order for the Project outside the Premises and serving the Premises to comply with Applicable Laws (including the Americans with Disabilities Act of 1990, as amended (“ADA”)) in effect on the date of the Amendment, as such laws are currently interpreted and enforced to the extent it affects Tenant’s occupancy of the Premises for general office use with a density of one (1) person per 100 rentable square feet. Notwithstanding anything to the contrary herein, as part of its Tenant Improvements in the Premises, in areas where the existing ceiling is opened up for Tenant Improvements or where existing VAVs are exposed, Tenant shall: (i) upgrade the existing VAVs with DDC controls (DDC controls shall include Control Panels (PXC panels) to be installed by Siemens Industry, Inc. to enable communication between the VAV box controllers and the existing “Building Energy Management System”), (ii) clean the existing exterior zone VAV heating coils, and (iii) install Griswold circuit setter valves with T & P connections and drain valves on reheat coils to exterior VAV zones if not already existing (collectively, the “HVAC Upgrade Work”). Tenant shall be solely responsible for the cost of the HVAC Upgrade Work. Tenant, and not Landlord, shall be responsible for DDC controls for any additional new VAVs added by or on behalf of Tenant, but Tenant may use the Tenant Improvement Allowance. If Tenant elects to replace any existing VAVs with new VAVs, Tenant shall be solely responsible for the cost thereof, but Tenant may use the Tenant Improvement Allowance. Tenant acknowledges that the VAV boxes and DDC system are part of Tenant’s HVAC system within the Premises.

Notwithstanding anything to the contrary herein, in connection with Tenant’s installation of the Tenant Improvements, Landlord shall be solely responsible for all costs required to bring the Project outside the Premises and serving the Premises into compliance with Applicable Laws to the extent required for Tenant’s occupancy of the Premises for density of one (1) person per 100 rentable square feet and general office use, or related to the presence of Hazardous Materials not introduced by Tenant or its agents, employees or contractors.

(b)    Prior to the Extension Term Commencement Date, Landlord shall, at Landlord’s sole cost, as shown on Schedule 1 attached hereto, separate Suite 350S Extended Premises from Suite 3060N Non-Extended Premises and the Suite 300S Surrender Space so that each constitutes a separately leasable suite, by (i) the installation of full height slab-to-slab demising walls (New Demising Wall “A” and New Demising Wall “B”) with 3-5/8” metal studs and R-11 sound insulation, (unfinished and paint ready) in the locations shown on Schedule 1; (ii) the removal of the existing double door assembly by the New Demising Wall “A” and patching of the multi-tenant corridor wall; (iii) the re-installation of such double door as Code required exit door to Suite 3060N of the Non-Extended Premises; (iv) the extension of the multi-tenant corridor with associated lights, floor, ceiling and wall finishes to accommodate a new exit door to the Suite 300S Surrender Space by the New Demising Wall “B”; (v) the demolition of existing partitions to accommodate the construction of such demising walls; (vi) the installation of return air transfer booths specified by the MEP engineer at such demising walls; (vii) the demolition of the existing exit door of Suite 350S and the adjacent partition to create the corridor extension; (viii) the modification of the fire sprinkler system as needed; (ix) the repair of finishes in the multi-tenant corridor; (x) the separation of the Building Systems at the locations of such demising walls; and (xi) any other work as needed to construct all the items listed above (collectively, the “Demising Work”). Upon completion of the Demising Work, the Suite 3060N Non-Extended Premises and the Suite 300S Surrender Space shall be in the following condition: (A) all ceilings shall be closed, (B) the HVAC, fire sprinklers, lights and electrical outlets shall be fully operational and in compliance with Code, and (C) there shall be no new finishes such as paint or carpet. The Demising Work shall not include, and Tenant shall be solely responsible for, any necessary separation of Tenant’s leasehold improvements, communications or computer wires and cables and any costs associated with Tenant’s furniture, equipment or other personal property.

(c)    The Demising Work shall be performed pursuant to a schedule mutually reasonably agreed upon by

Landlord and Tenant. Tenant acknowledges that there will be inconveniences, such as noise and dust associated with the Demising Work, and the necessity for movement of personnel and furniture and equipment in connection therewith. Landlord shall perform the Demising Work during business hours, and shall use commercially reasonable efforts to ensure that the contractor performing the Demising Work will minimize interference with Tenant’s use of the Extended Premises and Non-Extended Premises during the performance of the Demising Work. If and to the extent Tenant requires changes in methods or timing of the Demising Work due to its occupancy of the Extended Premises and Non-Extended Premises during the conduct of the Demising Work, and if such changes increase the cost of the Demising Work, such increased cost shall be Tenant’s sole responsibility. Tenant hereby agrees that Landlord shall not be responsible for any annoyance, inconvenience or injury to business resulting from the Demising Work performed in accordance herewith and that Tenant will neither expect nor receive any abatement of Rent with respect thereto, nor shall such performance of the Demising Work constitute a constructive eviction of Tenant. Tenant shall reasonably cooperate with Landlord with respect to Landlord’s performance of the Demising Work (including, without limitation, providing a clear working area for such work including moving furniture, fixtures, computers, equipment and other personal property and personnel away for the area in which the Demising Work is being conducted).

2.TENANT IMPROVEMENTS; TENANT IMPROVEMENT ALLOWANCE

2.1    Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of Two Million Eight Hundred Eighteen Thousand Five Hundred Sixty Dollars ($2,818,560) (which is equal to
$30.00 per rentable square foot of the Premises), to be used solely for the costs relating to the design, engineering, permitting and construction of Tenant’s initial improvements which are permanently affixed to the Premises (the “Tenant Improvements”) and for the “Soft Costs” defined below. In no event shall Landlord be obligated to make disbursements of its own funds pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance.

2.2    Payment of Tenant Improvement Allowance.

(a)    Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”); provided that no more than twenty percent (20%) of the Tenant Improvement Allowance may be disbursed for “Soft Costs” (as defined below):

(1)Plan check, permit and license fees relating to construction of the Tenant Improvements;

(2)The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage and trash removal costs, and Contractor’s Fees and general conditions charges;

(3)The cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

(4)The cost of any changes to the Construction Drawings or Tenant Improvements required by City of Santa Monica Building Code (the “Building Code”);

(5)Sales and use taxes and Title 24 fees;

(6)All other costs reasonably approved by Landlord in connection with the construction of the Tenant Improvements; and

(7)The following costs (each a “Soft Cost” and, collectively, the “Soft Costs”):

(i)Fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the Construction Drawings;

(ii)The cost of telecommunications wiring and cabling and installation thereof; and

(iii)Any other project management fees other than the Coordination Fee; and

(8)The “Coordination Fee”, as that term is defined in Section 4.2(b) of this Tenant Work Letter.

(b)Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

(1)Monthly Disbursements. On or before the twentieth (20th) day (the “Submittal Date”) of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall, if Tenant desires disbursements of the Tenant Improvement Allowance at such time, deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1(a) of this Tenant Work Letter, approved by Tenant, in a commercially reasonable form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the “Construction Budget,” as that term is defined in Section 4.2(a) of this Tenant Work Letter, as such Construction Budget may be updated from time to time; (ii) invoices from all of “Tenant’s Agents”, as that term is defined in Section 4.1(b) of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) in connection with reimbursement payments to Tenant, executed unconditional lien releases, and in connection with payments that are not reimbursements, conditional lien releases, in each case, from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132 through 8138; and (iv) all other information reasonably requested by Landlord. As between Landlord and Tenant, Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. On or before the date occurring thirty (30) days after the Submittal Date, and assuming Landlord receives all of the information described in items (i) through (iv), above, Landlord shall deliver a check to Contractor made payable to Contractor, or a check to Tenant payable to Tenant if Tenant is requesting reimbursements for previous amounts paid by Tenant to its Agents, in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2(b)(1) above, and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention as the term is defined in Section 2.2(b)(2) below), provided that Landlord does not reasonably dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings”, as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(2)Final Retention. Subject to the provisions of this Tenant Work Letter, Landlord shall have the right to withhold payment of ten percent (10%) of the Tenant Improvement Allowance (the “Final Retention”) until (i) the construction of the Tenant Improvements is completed, (ii) Tenant delivers to Landlord properly executed unconditional final lien releases from all of Tenant’s Agents in compliance with California Civil Code Section 8138, (iii) Landlord has reasonably determined that no substandard work exists which adversely affects the Building structure, Building Systems, or any other mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, and (iv) Tenant delivers to Landlord a record set of Approved Working Drawings showing all changes to the Approved Working Drawings made during construction, and other closing package items as described in Landlord’s Construction Rules, Requirements, Specifications, Design Criteria and Building Standards (as hereinafter defined). The withholding of the 10% hereunder will not be applied to each draw request submitted by Tenant for the Tenant Improvement Allowance; rather the 10% will be withheld “on the back end” until Tenant has satisfied the requirements set forth herein.

(3)Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease, except that Tenant shall be the owner of moveable trade fixtures, furniture and equipment. Except pursuant to clause (4) below, Landlord shall be under no obligation to make any disbursement of the Tenant Improvement Allowance or Demising Work Costs funds after February 1, 2020.

(4)Base Rent Credit. Subject to the Rent Credit Cap (as hereinafter defined) and the provisions of this clause (4), if any of the Tenant Improvement Allowance funds remain unallocated and undisbursed as of February 1, 2020 (the “Unused Allowance”), Landlord shall, without any notice by or to Tenant, apply the Unused Allowance as a credit against 50% of the monthly installment of Base Rent for February 2020 and 50% of the monthly installments of Base Rent for each successive month thereafter until the Unused Allowance is exhausted. Any Base Rent credit provided in accordance with this clause (4) shall be deducted from the Tenant Improvement Allowance which Landlord is obligated to provide to Tenant. Notwithstanding anything to the contrary herein, in no event shall Tenant be entitled to utilize more than Five Hundred Sixty-Three Thousand Seven Hundred Twelve Dollars ($563,712) of the Tenant Improvement Allowance (i.e., 20% of the Tenant Improvement Allowance) (the “Rent Credit Cap”) towards Rent credit. Any Unused Allowance in excess of the Rent Credit Cap will be forfeited. Notwithstanding anything to the contrary herein, none of the Tenant Improvement Allowance shall be applied to Base Rent during any period that Tenant is in Default under the Lease as amended or there is an unbonded lien outstanding against the Building or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or fabricated, or claimed to have been supplied or fabricated, to or for Tenant or the Premises. References in this clause (4) to the Tenant Improvement Allowance and the Unused Allowance do not mean or include the Tenant Credit.

(5)Application of Tenant Credit. As provided in Article 7 of the Amendment, Tenant shall have the right to elect that all or part of the Tenant Credit (as defined in Article 7 of the Amendment) constitute additional Tenant Improvement Allowance funds; provided, however, that there will be no limitation on the amount of the Tenant Credit which can be utilized for soft costs.

(c)Tenant Offset Right. If Landlord breaches its obligation relating to the payment of the Tenant Improvement Allowance as set forth in this Article 2 and does not cure any such breach within thirty (30) days after notice thereof by Tenant, and provided Tenant is obligated to and does pay to third parties any amount which was required to be paid by the Tenant Improvement Allowance, then Tenant shall have the right to offset any such amount paid by Tenant to such third parties against the Rent next falling due after the date of such payment. Any such offset made by Tenant shall be credited against Landlord’s obligations with respect to the Tenant Improvement Allowance.

(d)Termination Prior to Disbursement of Allowance. Notwithstanding anything to the contrary set forth herein or in the Lease, if the Lease terminates prior to the date set forth in Section 2.2(b)(3) above due to Landlord’s exercise of its termination right under Articles 11 or 13 of the Original Lease and (i) all or a portion of the Tenant Improvement Allowance remains undisbursed and unallocated (herein, the “Undisbursed Allowance”), (ii) Tenant has incurred expenses for Tenant Improvement Allowance Items and complied with the requirements of Section 2.2(b)(1) above (and with respect to the final 10% of the Tenant Improvement Allowance, Section 2.2(b)(2) above), such that Tenant would have been entitled to receive the Undisbursed Allowance but for Landlord’s termination of the Lease, (iii) Tenant has carried the insurance required to be carried by Tenant hereunder and under the Lease, and (iv) Tenant’s insurance does not fully reimburse Tenant for the cost of its Tenant Improvements, then Landlord will, upon a written request by Tenant, pay Tenant for the Tenant Improvement Allowance Items not reimbursed by Tenant’s insurance, up to the amount of the Undisbursed Allowance, within thirty (30) days after termination of the Lease.

3.CONSTRUCTION DRAWINGS

3.1    Selection of Architect/Construction Drawings. Tenant shall retain a licensed competent, reputable architect, experienced in high-end office space design (the “Architect”), as architect/space planner for the construction of the Tenant Improvements to prepare the Construction Drawings. It is not required that Tenant obtain Landlord’s consent to Tenant’s selection of the Architect. If deemed necessary by Landlord due to the nature of the Tenant Improvements, Tenant shall retain WM Group for MEP engineering and Brandow & Johnston or KPFF for structural engineering (the “Engineers”), provided Tenant is not obligated to pay more for their services than market rates, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known, collectively, as the “Construction Drawings.” Landlord’s review of the Construction Drawings as set forth in this Article 3 shall be for its own purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same for quality, design, Building Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in Section 10.1 of the Original Lease shall, without limitation, specifically apply to the Construction Drawings. Furthermore, Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Construction Drawings, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.

3.2    Final Space Plan. Tenant shall supply Landlord with its final space plan for the Premises (the “Final Space Plan”) in electronic CAD and PDF formats and two (2) paper copies (one full size and one half-size) for Landlord’s reasonable approval. The Final Space Plan shall include a demolition plan and the layout and designation of all offices, rooms and other partitioning, the configuration of workstations (if any) and their intended use. Landlord shall advise Tenant, with reasonable specificity, within five (5) business days after Landlord’s receipt of the Final Space Plan if Landlord reasonably determines that a Design Problem (as defined herein below) exists in connection with the same in any respect. If Landlord fails to advise Tenant of any Design Problem within said five (5) business day period, Tenant shall have the right to give Landlord a second notice, and if Landlord fails to advise Tenant within one (1) business day after receipt of such second notice, then Landlord shall be deemed to have approved such Final Space Plan. Tenant shall promptly cause the Final Space Plan to be revised to reflect Landlord’s comments before any architectural working drawings or engineering drawings are commenced. Notwithstanding anything to the contrary herein or in the Lease, Tenant is not obligated to plan or construct any Tenant Improvements (it being acknowledged and agreed, however, that Tenant will not be entitled to any Tenant Improvement Allowance if Tenant does not plan or construct any Tenant Improvements and Tenant will not be entitled to the Tenant Improvement Allowance after the date set forth in Section 2.2(b)(3) above). As used in this Tenant Work Letter, “Design Problem” shall have the meaning given such term in Section 8.1 of the Original Lease with respect to Alterations, and shall also include any proposed Tenant Improvements that would (i) result in a server or IT room being located below an existing room containing a wet plumbing connection of another tenant in the Building, or (ii) have a wet plumbing connection above an existing server or IT room of another tenant in the Building. If no time period is stated herein for Landlord to respond to a request, provide a required consent, or take other action, Landlord shall respond within a five (5) business day period. If Landlord fails to respond within such five (5) business day period, Tenant shall have the right to give Landlord a second notice, and if Landlord fails to respond within one (1) business day after receipt of such second notice, Landlord’s failure to do so shall be deemed a consent and/or waiver of such requirement.

3.3    Final Working Drawings. After the approval and final correction of the Final Space Plan, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings consistent with the Final Space Plan in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and Tenant shall submit the same to Landlord for Landlord’s reasonable approval. Tenant shall supply Landlord with such Final Working Drawings in electronic CAD and PDF formats and two (2) paper copies (one full size and one half-size). Landlord shall advise Tenant, with reasonable specificity, within ten (10) business days after Landlord’s receipt of the Final Working Drawings if Landlord reasonably determines that a Design Problem exists in connection with the same in any respect. If Landlord fails to advise Tenant of the same within said ten (10) business day period, Tenant shall have the right to give Landlord a second notice, and if Landlord fails to advise Tenant within one (1) business day after receipt of such second notice, then Landlord shall be deemed to have approved such Final Working Drawings. If Tenant is so advised, Tenant shall promptly revise the Final Working Drawings in accordance with such review and any disapproval or identification of a Design Problem by Landlord.

3.4    Approved Working Drawings. The Final Working Drawings shall be approved (which approval shall not be unreasonably withheld or delayed) by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall submit the same to the City of Santa Monica for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed.

3.5    Construction Rules, Requirements, Specifications, Design Criteria and Building Standards. Landlord has established construction rules, regulations, requirements and procedures, and specifications, design criteria and Building standards which the Final Working Drawings, Tenant, the Architect and all the other Tenant’s Agents (as defined in Section 4.1(b) below) must comply with in designing and constructing the Tenant Improvements in the Premises (collectively, the “Construction Rules, Requirements, Specifications, Design Criteria and Building Standards”).

3.6    Removal of Above-Standard Installations. “Above-Standard Installations" shall mean any of the following: (a) internal stairwells; (b) decorative water features; (c) raised flooring; (d) conveyors and dumbwaiters; (e) bank teller windows, security glass, safes and vaults or rolling files, (f) any low voltage cabling, (g) any restrooms/showers added by Tenant,
(h) any other installations that are atypical for comparable tenants in Class A buildings, (i) supplemental HVAC units, and all related equipment, piping, conduits and wiring, (j) telecommunication and security systems, (k) loose furniture and workstations, any installations outside the Premises, and (l) any Alterations or Tenant Improvements which (1) perforate a floor slab in the Premises or a wall that encloses/encapsulates the Building structure, (2) require the installation of a raised flooring system, (3) involve material plumbing connections (such as full kitchens, as opposed to kitchenettes or coffee stations, and executive bathrooms)

outside of the Building core, (4) require material changes to the Base Building; (5) require structural reinforcement, or (6) involve installations outside of the Premises. Tenant shall, at Tenant’s expense, remove any Above-Standard Installations if required by Landlord upon the expiration or earlier termination of the Lease (provided that Landlord shall notify Tenant of such removal requirement in writing at the time of Landlord’s approval of the Final Working Drawings), and repair any damage to the Premises and Building caused by such removal; provided, however, Tenant shall not be required to restore any Tenant Improvements that are consistent with typical office use with normal density and not included in the Above-Standard Installations (which must be identified by Landlord at the time of its approval thereof as set forth below).

4.CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1     Tenant’s Selection of Contractor.

(a)The Contractor. Tenant shall hire a licensed, competent, reputable general contractor, experienced in high-end office space construction in Santa Monica (the “Contractor”), as contractor for the construction of the Tenant Improvements. Tenant may competitively bid among general contractors in selecting the Contractor. It is not required that Tenant obtain Landlord’s consent to Tenant’s selection of the Contractor.

(b)Tenant’s Agents. All subcontractors (including all fire sprinkler tradesmen), laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor, the Architect, and all other contractors, engineers and consultants retained by the Tenant to be known collectively as “Tenant’s Agents”) must be licensed, competent, reputable, and experienced in high-end office space construction in Santa Monica; provided that, in any event, Tenant must contract with the contractors specified in the Construction Rules, Requirements, Specifications, Design Criteria and Building Standards for the following trades as long as Tenant or its Contractor is not required to pay such subcontractors more than prevailing market rates: asbestos; mold; cable television; electrical; elevators; fire sprinklers; fire/life safety; HVAC; HVAC air balance; plumbing; roofing and waste. Tenant’s Agents shall all be union labor, subject to the following: service providers, architects, engineers and consultants who do not perform any physical construction work do not have to be union. General contractors do not have to be union, with the condition that they do not perform any construction work in-house and have on-site only a superintendent and a laborer for clean-up. Furniture installers must belong to the carpenter’s union, and all trades (subcontractors) must be union; provided, however, that Tenant may use non-union labor for the following trades: demolition, glazing, flooring and cabling, but in the case of labor disruption or the threat of a disruption as determined by Landlord in its sole discretion, Tenant shall immediately cease using such non-union labor and switch to union-labor. Tenant shall immediately cease using any of Tenant’s Agents that Landlord determines are not suitable for the Project, whether because of quality of the work or because of any potential or actual adverse impact of such contractor on the Project or on the labor relations between Landlord and any trade unions (including picketing or otherwise disrupting tenants or operations at the Project).

4.2    Construction of Tenant Improvements by Tenant’s Agents.

a.Construction Contract; Cost Budget. Within (5) five days after Tenant’s execution of the construction contract with Contractor (the “Contract”), and prior to the commencement of the construction of the Tenant Improvements, Tenant shall submit the Contract to Landlord for its records. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with (i) a detailed breakdown, by trade, for all of Tenant’s Agents, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract) (the “Final Costs”) and (ii) a construction budget (the “Construction Budget”), the amount of which Construction Budget shall be equal to (1) the Final Costs plus (2) the other costs of design and construction of the Premises (to the extent not already included in the Final Costs), which costs shall include, but not be limited to, the costs of the Architect’s and Engineers’ fees and the Coordination Fee.

Tenant shall pay for its share of the cost of the Tenant Improvements directly to the Contractor or Tenant’s Agents.

b.Tenant’s Agents.

i.Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any material way, interfere with, obstruct, or delay any other work in the Building; (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform

Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant and Tenant’s Agents shall abide by all reasonable rules made by Landlord’s Building contractor or Landlord’s Building manager and as described in the Construction Rules, Requirements, Specifications, Design Criteria and Building Standards with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. To the extent there is any conflict between the terms and provisions of the Lease or this Tenant Work Letter, on the one hand, and the terms and provisions of the Construction Rules, Requirements, Specifications, Design Criteria and Building Standards, on the other hand, the terms and provisions of the Lease or this Tenant Work Letter, as applicable, shall control.

ii.Coordination Fee. Tenant shall pay a coordination fee (the “Coordination Fee”) to Landlord in an amount equal to one percent (1%) of the lesser of (i) the Tenant Improvement Allowance, and (ii) the total Final Costs, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements and shall be deducted from the Tenant Improvement Allowance. Landlord shall not charge any other supervision, oversight or similar fee in connection with Tenant’s construction of the Tenant Improvements pursuant to this Work Letter, regardless of when such Tenant Improvements are constructed.

iii.Indemnity. Tenant’s indemnity of Landlord as set forth in Section 10.1 of the Original Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements (unless such failure to pay by Tenant is a result of Landlord’s failure to disburse the Tenant Improvement Allowance in the manner required under this Tenant Work Letter). Such indemnity by Tenant, as set forth in Section 10.1 of the Original Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary to enable Tenant to obtain any building permit or certificate of occupancy for the Premises, except to the extent due to Landlord’s negligence, willful misconduct or default under the Lease.

iv.Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

v.Insurance Requirements.

1.General Coverages. All of Tenant’s Agents shall carry (i) worker’s compensation insurance with statutory limits covering all of their respective employees, (ii) employer’s liability insurance of $1,000,000 for each block (i.e., “Each Accident”, Disease-Policy Limit”, “Disease-Each Employee”), (iii) Commercial General Liability insurance with a limit of coverage of $2,000,000 for the minor trade subcontractors, and a limit of coverage of $3,000,000 for the Contractor and major trade subcontractors and all of the other Tenant’s Agents; (iv) automobile liability insurance for all owned, non-owned and hired vehicles in the amount of $1,000,000; and (v)Professional Liability and Errors and Omissions coverage in the amount of $1,000,000 for Tenant’s Agents involved with design or engineering. All of Tenant’s Agent’s employees at the Project shall be bonded for $1,000,000. The policies shall insure Landlord, CBRE and Tenant, as their interests may appear, as well as the Contractor and subcontractors. CBRE, at the office of the Building, shall be the certificate holder.

2.Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to Article 13 of the Lease immediately upon completion thereof. Such insurance shall be in amounts reasonably required by Landlord.

3.General Terms. Certificates for all insurance carried pursuant to this Section must be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance shall include an endorsement providing that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under this Tenant Work Letter.

c.Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Building Code and other state, federal, city or quasi- governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

d.Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any material defects or deviations in, and/or reasonable disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter is likely to adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

e.Meetings. Commencing when Tenant commences preparation of Tenant’s Final Space Plan, Tenant shall hold weekly meetings at a time mutually agreed upon by Landlord and Tenant, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location mutually agreed upon by Landlord and Tenant. Landlord and/or its agents shall have the right to attend all such meetings, and, upon Landlord’s reasonable request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, and a copy of such minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3    Notice of Completion; Copy of “As Built” Plans. Within five (5) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. Within thirty (30) days after the substantial completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord as- built drawings and the items described in the “Close-out Requirements” document included in the Landlord’s Construction Rules, Requirements, Specifications, Design Criteria and Building Standards.

5.MISCELLANEOUS

5.1    Tenant’s Representative. Tenant has designated Chris Forte as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2    Landlord’s Representative. Landlord has designated Jeff Bertwell as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references in this Tenant Work Letter to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4    Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default as described in Section 19.1 of the Original Lease or default by Tenant under this Tenant Work Letter has occurred at any time and is not cured after notice and within the applicable cure period (or if no cure period is provided, then within a reasonable period), then, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance, and all other obligations of Landlord under the terms of this Tenant Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease.

5.5    Services During Construction. During the construction of the Tenant Improvements in the Premises, Landlord shall, subject to the reasonable requirements of existing tenants in the Building, provide to Tenant and Tenant’s Agents the non-exclusive use of Landlord’s freight elevators and loading docks as may be reasonably required to enable Tenant’s Agents to construct the Tenant Improvements during the Building’s operating hours set forth in Section 6.1.1 of the Original Lease (herein, “Building Hours”), in accordance with the Construction Rules, Requirements, Specifications, Design Criteria and Building Standards. If Tenant desires to use the freight elevator outside of Building Hours, Tenant shall pay a charge equal to the prevailing hourly cost of an operator, which is currently $30 per hour with a four (4) hour minimum. Tenant’s Agents (including, without limitation, the Contractor) shall be provided with parking (to the extent available) free of charge during Building Hours during the design and construction of the Tenant Improvements and furniture installation.

5.6    Governing Terms. The construction of the Tenant Improvements shall be governed by the terms of this Tenant Work Letter and not the terms of Article 8 of the Original Lease.

6.BASE RENT ABATEMENT.

6.1    Definitions.

(a)The term “Landlord Delay” shall mean a delay in the Substantial Completion (as defined below) of the Tenant Improvements due to the following acts or omissions of Landlord, its agents or contractors: (1) delay in Landlord’s response beyond the time periods provided herein with respect to authorizations or approvals, except where this Tenant Work Letter provides for a deemed approval by Landlord when Landlord fails to respond within the specified time period; (2) delay attributable to the interference of Landlord, its agents or contractors with the design of the Tenant Improvements, or the failure or refusal of any such party to permit Tenant, its agents or contractors, reasonable access during normal business hours to the Building or any Building facilities or services, including freight elevators, passenger elevators, and loading docks, which access and use are required for the orderly and continuous performance of the work necessary for Tenant to complete the Tenant Improvements (except that access to passenger and freight elevators is subject to the normal operation of the Building and access thereto by the other tenants of the Building); or (3) delay by Landlord in administering and paying when due the Tenant Improvement Allowance.

(b)“Substantial Completion” of the Premises means the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant in the Premises pursuant to the terms of this Tenant Work Letter or to be installed under the supervision of Contractor.

6.2    Effect of Landlord Delay.    Beginning after the expiration of the abatement period set forth in Section 3.3 of the Amendment, Tenant shall be entitled to one (1) day of Base Rent abatement for each day of Landlord Delay, subject to this Section 6.2. Notwithstanding anything to the contrary herein, no Landlord Delay of any kind shall be deemed to have occurred unless and until Tenant has provided written notice to Landlord specifying the action or inaction that Tenant contends constitutes a Landlord Delay. If such action or inaction is not cured or terminated within one (1) business day after receipt of such notice, then a Landlord Delay shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days that the Substantial Completion of the Tenant Improvements was, in fact, delayed, as a result of such action or inaction.

SCHEDULE 1

DEMISING WORK

SCHEDULE 1

DEMISING WORK

Section 1 - 1

Section 1 - 2

EXHIBIT “C”

FORM OF LETTER OF CREDIT

Date:___________ __, 20__

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER:_______________

Beneficiary/Landlord         Applicant/Tenant             Issuing Bank
Water Garden Realty Holding        Cornerstone Ondemand, Inc.
LLC                    1601 Cloverfield Boulevard
1620 26th Street, Suite 1015N        Santa Monica, CA 90404
Santa Monica, CA 90404        Attention:                Attention:                                                        Facsimile No.:

Amount: ONE MILLION SEVEN HUNDRED NINETY-FOUR THOUSAND ONE HUNDRED EIGHTY-EIGHT DOLLARS ($1,794,188)

Expiration Date: ______________________, at our counters.

We hereby establish in favor of Water Garden Realty Holding LLC, a Delaware limited liability company (“Beneficiary”) our Irrevocable Letter of Credit No. _____________ in the amount of ONE MILLION SEVEN HUNDRED NINETY-FOUR THOUSAND ONE HUNDRED EIGHTY-EIGHT DOLLARS ($1,794,188) for the account of Cornerstone Ondemand, Inc., a Delaware corporation, or its affiliates, successors, assigns or subtenants (“Tenant”). Funds, up to the maximum aggregate amount available under this Letter of Credit, are payable by __________________ (“Bank”) within two (2) business days after Bank’s receipt on or prior to Bank’s close of business on the Expiration Date, of one or more draw statements signed by Beneficiary’s authorized officer or representative or, if this Letter of Credit is transferred, by an authorized officer or representative of any transferee beneficiary. Partial draws are expressly permitted hereunder.

Each draw statement should be addressed to Bank, reference this Letter of Credit by number, specify the amount of the draw request, set forth wire transfer instructions and state in substance (with the amount of the draw request and wire transfer instructions completed) the following: the Beneficiary is entitled to make a draw on Letter of Credit No. ______________ in the amount of $__________________ under the provisions of that certain Office Lease dated as of November 29, 2011, as amended by that certain First Amendment to Lease dated as of April 24, 2012, that certain Second Amendment to Lease dated as of February 28, 2013, that certain Third Amendment to Lease dated as of April 22, 2014, that certain Fourth Amendment to Lease dated as of December 16, 2014 and that certain Fifth Amendment to Lease (the “Fifth Amendment”) dated as of April 26, 2018 (collectively, the “Lease”) between Water Garden Realty Holding LLC and Tenant with respect to premises in the building located at 1601 Cloverfield Boulevard, Santa Monica, California and that (1) a default by Tenant has occurred under the Lease, or in lieu of item (1) above, (2) a default would exist and be continuing under the Lease but Landlord is barred by applicable law from sending a notice of default to Tenant with respect thereto, or in lieu of item (1) or (2) above, (3) Tenant has failed to renew or replace this Letter of Credit at least thirty (30) days prior to any expiration date hereof, and Beneficiary hereby makes demand upon Bank for payment of US $____________ per this Letter of Credit and the sum being drawn does not exceed the amount available on the date hereof to be drawn under this Letter of Credit. Funds in respect of this draw request should be wire transferred to ___________________ bank, routing no. __________, account no._________________ for credit to the account of ___________________.

This Letter of Credit shall expire on ___________________ but such expiration date shall be automatically extended without notice or amendment for periods of one (1) year on each successive expiration date, but in no event later than May 10, 2024 (defined in the Fifth Amendment as the “LC Expiration Date”), unless at least sixty (60) days before any expiration date, we notify you by registered mail or overnight courier service at the above address, that this Letter of Credit is not extended beyond the current expiration date.

Draw requests need not be presented as originals and may be submitted in person, by courier, by mail or by facsimile to Bank’s address or facsimile number stated above not later than the LC Expiration Date. Draw requests drawn hereunder must be marked: “Drawn under ___________________, Standby Letter of Credit Number ______________ issued ____________, ____.”

This Letter of Credit is transferable in its entirety without any limit on the number of such transfers upon Bank’s receipt of a transfer request in the form attached as Schedule 1 signed by the then current Beneficiary. The charge for each transfer is

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limited to $100 and shall be paid by the Beneficiary. This Letter of Credit is transferable provided that such transfer would not violate any governmental rule, order or regulation applicable to Bank.

Except as expressly provided herein to the contrary, this Letter of Credit is subject to the International Standby Practices 1998 (ICC Publication No. 590). Bank hereby waives and disclaims rights of subrogation in respect of any draw made by Beneficiary, whether arising under the Uniform Commercial Code or otherwise.

If you require any assistance or have any questions regarding this transaction, please call ______________________.

______________________        ______________________
Authorized Officer             Authorized Officer

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